                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 3, 2002

                             STRAYER EDUCATION, INC.
                             -----------------------
             (Exact name of registrant as specified in its charter)


              Maryland                     000-21039             52-1975978
-------------------------------         ----------------     -------------------
(State or other jurisdiction of         (Commission File      (I.R.S. Employer
incorporation or organization)               Number)         Identification No.)


       1100 Wilson Blvd Suite 2500, Alington VA              22209
       ----------------------------------------            ----------
       (Address of principal executive offices)            (Zip Code)

       Registrant's telephone number, including area code: (703) 247-2500
                                 Not applicable
          (Former name or former address, if changed since last report)




================================================================================

--------------------------------------------------------------------------------

Item 5. Other Events.


On May 3, 2002, Strayer Education, Inc. announced record first quarter 2002 enrollment, revenues and operating income and raised its full year EPS estimate. The May 3, 2002 Press Release is attached hereto as an exhibit and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

99.01   Press Release dated May 3, 2002


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



--------------------------------------------------------------------------------

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               Strayer Education, Inc.
Date:  May 3, 2002             By: /s/ Mark C. Brown
                               ---------------------
                               Mark C. Brown
                               Senior Vice President and Chief Financial Officer




================================================================================


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


                                  EXHIBIT INDEX



     EXHIBIT                        DESCRIPTION
--------------------       --------------------------------
99.01                      Press Release dated May 3, 2002.








================================================================================

--------------------------------------------------------------------------------
                                                                   EXHIBIT 99.01
--------------------------------------------------------------------------------
                          For more information contact:
--------------------------------------------------------------------------------

                                          MARK C. BROWN, CHIEF FINANCIAL OFFICER
                                          Strayer Education, Inc.
                                          (703) 247-2514


                     STRAYER EDUCATION, INC. REPORTS RECORD
          FIRST QUARTER 2002 ENROLLMENT, REVENUES, AND OPERATING INCOME
                        AND RAISES FULL YEAR EPS ESTIMATE

                   -- STRAYER FIRST QUARTER REVENUES UP 26% --
                -- STRAYER FIRST QUARTER DILUTED EPS OF $0.52 --
            -- STRAYER SPRING 2002 TOTAL ENROLLMENTS INCREASE 19% --
              -- STRAYER SPRING 2002 ONLINE ENROLLMENTS RISE 92% --
           -- STRAYER RAISING FULL YEAR EPS GUIDANCE TO $1.74-$1.78 --

WASHINGTON, DC, May 3, 2002---Strayer Education, Inc. (Nasdaq:STRA) today announced financial results for the three months ended March 31, 2002. Financial highlights are as follows:

THREE MONTHS ENDED MARCH 31

o Revenues for the three months ended March 31, 2002 increased 26% to $29.7 million, compared to $23.6 million for the same period in 2001, due to increased enrollment and a 5% tuition increase commencing with the Winter quarter.

o Operating income (EBIT) grew 3% to $11.8 million from $11.5 million for the same period in 2001. Operating income margin was 39.8%, compared to 48.5% for the same period in 2001, reflecting operating expenses associated with the opening of the three campuses in 2001 and the funding of the Company's announced growth strategy.

o Net income was $7.4 million compared to $8.1 million for the same period in 2001. This decrease was largely attributable to a $1.5 million reduction in investment income associated with the successful recapitalization of the Company, which decreased the Company's cash position, and a lower interest rate environment. Earnings per diluted share were $0.52, compared to $0.53 for the same period in 2001, as diluted weighted average shares outstanding decreased to 14,381,000 from 15,470,000 for the same period in 2001.

Commenting on the first quarter financial results, Robert S. Silberman, President and Chief Executive Officer of Strayer Education, Inc. stated, "We are very pleased with our revenue growth and EPS for the first quarter, as our course load per student and our drop rate were both better than we expected. In addition, strong operating margin performance at our mature campuses offset accelerated expenditures on the opening of our three new campuses in North Carolina."

Mr. Silberman continued, "Our 19% enrollment growth for the Spring term is a record for the University for any term. The enrollment growth was strong for both new and continuing students, and across all areas of our academic curriculum. We are pleased with the continued strong performance of our ONLINE organization as our new asynchronous offerings are proving very attractive to our students."

BALANCE SHEET

At March 31, 2002, the Company had cash and cash equivalents of $54.4 million and no debt. The Company generated $11.4 million from operating activities in the first quarter. Capital expenditures for the quarter were $12.8 million, of which $12.0 million was for the purchase of three campus facilities. Bad debt expense declined from 1.6% of revenue in the first quarter 2001 to 1.5% for the same period in 2002. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, also improved from 8 days in the first quarter of 2001 to 6 days for the same period in 2002.

STUDENT ENROLLMENT

The Company reported that Spring 2002 Quarter total enrollment at its subsidiary, Strayer University, increased 19% to 14,335 students compared to 12,044 for the same quarter in 2001. Enrollment at mature campuses (those in operation greater than three years) was up slightly to 9,275 students from 9,273. Enrollments at new campuses (those in operation three years or less) increased 59% to 1,288 students from 810. Strayer ONLINE enrollments increased 92% to 3,772 students from 1,961. Total students taking courses online (including students at brick and mortar campuses taking at least one ONLINE course) in the Spring 2002 Quarter is 4,970. Across the Strayer University campus network, new student enrollments increased 17.4% and continuing student enrollments increased 19.4%.

EXPANDED ONLINE COURSE OFFERINGS

Strayer University began an asynchronous course pilot program in 2001 which featured five classes in the initial Summer 2001 Quarter rollout, increasing to 18 classes in the Fall 2001 Quarter and 63 in the Winter 2002 Quarter. The University is offering 153 asynchronous classes in the current Spring 2002 Quarter, and all required courses for its degree programs will be available asynchronously by the Fall 2002 Quarter.



NORTH CAROLINA EXPANSION

During the first quarter, the Company received regulatory approval to offer its programs in the state of North Carolina from the University of North Carolina Board of Governors, the applicable post-secondary regulatory authority in North Carolina, and the Middle States Commission on Higher Education. Strayer University plans to open three new campuses in North Carolina in 2002, two of which will be located in Charlotte and one in Raleigh-Durham.

The Company is on schedule to open all three campuses in time for the Summer Quarter classes commencing July 1st.

CORPORATE/GOVERNMENT SPONSORSHIPS

Also during the first quarter, Strayer University added two new sponsorship agreements: one with the World Bank, covering both Washington, D.C. based students and worldwide through Strayer ONLINE, and one with Northrop Grumman Information Technology. The Company's total number of corporate/government sponsorship arrangements is now 83.

BUSINESS OUTLOOK

Based on the increased course load per student and decreased drop rate experienced in the first quarter, as well as the strong enrollment growth announced for the Spring term, the Company estimates second quarter fully diluted EPS will be in the range of $0.48-$0.50. In addition, the Company is raising its estimate of full year fully diluted EPS to $1.74-$1.78 from $1.71-$1.75.

NEW BOARD MEMBER

During the first quarter, David A. Coulter, Vice Chairman of J.P. Morgan Chase & Co. and former Chairman and CEO of BankAmerica Corporation joined the Company's Board of Directors.

CONFERENCE CALL WITH MANAGEMENT

Strayer Education, Inc. will host a conference call to discuss their first quarter 2002 earnings on May 3rd at 10:00 a.m. EDT. To participate on the live call, investors should dial (800) 289-0544 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to www.strayeredu.com approximately 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at
(888) 203-1112 (pass code 638131) for 48 hours and on the web site thereafter.

Strayer Education, Inc. (Nasdaq: STRA) (www.strayeredu.com) is an education services holding company which owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy.

Strayer University (www.strayer.edu) is a proprietary institution of higher learning which offers undergraduate and graduate degree programs in accounting, business and information technology to more than 14,000 working adults at 20 campuses in Maryland, Virginia, Washington, DC, North Carolina and via the Internet through Strayer ONLINE. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. By constantly adapting to the latest techniques and technologies used in business, we provide our graduates with practical skills and a competitive edge in the changing marketplace.

Strayer University is accredited by the Middle States Commission on Higher Education. Founded in 1892, Strayer attracts students from around the country and throughout the world.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, competitive factors, risks associated with the opening of new campuses and the timing of related regulatory approvals and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                             STRAYER EDUCATION, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                For the three months ended
                                                         March 31,
                                            -----------------------------------
                                                                           %
                                             2001          2002          Change
                                            -------       -------        ------
Revenues                                    $23,644       $29,698         25.6%
                                             ------        ------
Costs and expenses:
Instruction and educational support           7,509         9,641         28.4%
Selling and promotion                         2,259         3,733         65.3%
General and administration                    2,417         4,506         86.4%
                                             ------        ------
                                             12,185        17,880         46.7%
                                             ------        ------
Income from operations                       11,459        11,818          3.1%
Operating Income Margin                        48.5%         39.8%
Investment and other income                   1,903           363        -80.9%
                                             ------        ------
Income before income taxes                   13,362        12,181         -8.8%
Provision for income taxes                    5,225         4,751         -9.1%
                                             ------        ------
Net income                                    8,137         7,430         -8.7%
Preferred stock dividends
and accretion                                    --         2,016
                                             ------        ------
Net income available to
common stockholders                          $8,137        $5,414        -33.5%
                                             ======        ======
Basic net income per share                    $0.53         $0.65         22.6%
                                             ======        ======
Diluted net income per share                  $0.53         $0.52         -1.9%
                                             ======        ======

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

                             STRAYER EDUCATION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                     ASSETS

                                                At December 31,    At March 31,
                                                      2001            2002
                                                     -------         -------
 Current assets:
     Cash and cash equivalents                       $57,659          $54,405
     Short-term investments - restricted               1,046            1,048
     Tuition receivable - net                         19,012           21,215
     Other current assets                                879            1,425
                                                     -------          -------
     Total current assets                             78,596           78,093
Student loan receivable - net                          8,392            8,917
Property & equipment - net                            23,100           35,066
Other assets                                             400              412
                                                     -------          -------
Total assets                                        $110,488         $122,488
                                                     =======          =======

                  LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                   $792             $320
     Accrued expenses                                  1,652            2,344
     Dividends payable                                 1,855            1,855
     Unearned tuition                                 23,204           26,157
     Income taxes payable                              1,247            4,557
                                                     -------          -------
Total current liabilities                             28,750           35,233
                                                     -------          -------
Deferred lease incentives                                763              734
Mandatorily redeemable preferred stock               148,347          149,050
Stockholders' equity (deficit):
     Common stock                                         83               83
     Additional paid-in-capital                        1,759            1,759
     Retained earnings (accumulated deficit)         (69,214)         (64,371)
                                                     -------          -------
Total stockholders' equity (deficit)                 (67,372)         (62,529)
                                                     -------          -------
Total liabilities & stockholders' equity            $110,488         $122,488
                                                     =======          =======

                             STRAYER EDUCATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (Amounts in thousands)

                                                                   For the three months
                                                                      ended March 31,
                                                                 -------------------------
                                                                  2001               2002
                                                                 -------            ------
Cash flows from operating activities:
     Net income                                                   $8,137             $7,430
     Adjustments to reconcile net income to net cash:
        Depreciation and amortization                                608                790
     Changes in assets and liabilities:
        Short-term investments - restricted                           (5)                (2)
        Tuition receivable, net                                   (2,336)            (2,203)
        Other current assets                                         (20)              (546)
        Other assets                                                  --                (12)
        Accounts payable                                             (64)              (472)
        Accrued expenses                                           1,946                692
        Income taxes payable                                       4,952              3,310
        Unearned tuition                                           3,382              2,953
     Student loans originated                                     (1,833)            (2,290)
     Collections on student loans receivable                       1,299              1,764
                                                                  -------            -------
          Net cash provided by operating activities               16,066             11,414
                                                                  -------            -------
Cash flows from investing activities:
     Purchases of property and equipment                          (2,527)           (12,785)
     Maturities of and proceeds from marketable securities        49,497
                                                                  -------            -------
          Net cash provided by (used in) investing activities     46,970            (12,785)
                                                                  -------            -------
Cash flows from financing activities:
     Exercise of stock options                                     1,338
     Dividends paid                                                 (995)            (1,855)
     Issuance cost of preferred stock                               (663)               (28)
                                                                  -------            -------
          Net cash used in financing activities                     (320)            (1,883)
                                                                  -------            -------
          Net increase (decrease) in cash and cash equivalents    62,716             (3,254)
Cash and cash equivalents -- beginning of period                  25,190             57,659
                                                                  -------            -------
Cash and cash equivalents -- end of period                       $87,906            $54,405
                                                                  =======            =======


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